EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between National CineMedia, Inc. (the “Company or Employer”), and Thomas F. Lesinski (“Executive”, and together with the Company or Employer, the “Parties”), is entered into as of August 1, 2019 (the “Execution Date”). In consideration of the covenants and agreements contained herein, the Parties agree as follows:
1. Employment. The Employer agrees to employ Executive and Executive agrees to be employed by the Employer, beginning as of August 2, 2019 (the “Effective Date”), and Executive’s employment under this Agreement shall terminate on the earlier of (i) the third anniversary of the Effective Date, or (ii) the termination of Executive’s employment under this Agreement. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Employment Period.” Employer will provide notice to Executive at least ninety (90) days prior to the third anniversary of the Effective Date (unless the Agreement is terminated earlier) of its intent to either extend the term of this Agreement, enter into a new employment agreement or allow the Agreement to expire; provided that this provision shall not operate to increase the amount of severance benefits payable under this Agreement or otherwise limit the Company’s ability to terminate the Executive without “Cause” without notice. To the extent Executive remains employed by the Company after the expiration of the Employment Period, such employment will be subject to the terms and conditions to which the Company and Executive at that time will agree.
2. Positions and Authority. Executive shall serve in the position of Chief Executive Officer of the Employer, reporting to the Board of Directors of the Company (the “Board”), or in such other positions as the Parties may agree. Executive’s primary place of business shall be at Company headquarters in the Denver, Colorado metropolitan area, or such other location as the Parties may hereafter agree.
Executive agrees to serve in the position referred to in this Section 2 and to perform diligently and to the best of his abilities the duties and services as are normally associated with the office of Chief Executive Officer, and shall have other duties, responsibilities, power and authority as reasonably may be designated from time to time by the Board and that are consistent with Executive’s position as Chief Executive Officer of the Employer.
During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that Executive shall be entitled to manage Executive’s personal and family finances and investments, serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder and do not conflict with Executive’s obligations under Section 6. Executive shall not become a director of any entity without first obtaining the approval of the Board, which shall not be unreasonably withheld.

3. Compensation and Benefits.
(a) Initial Equity Grant. In consideration of the commencement of Executive’s employment hereunder, Executive shall receive (i) a time-based restricted share award granted effective on the commencement of employment, with the number of shares to be determined by dividing $125,000 by the average closing share price of the Company’s common stock as reported on the NASDAQ for the 30 days immediately prior to the Execution Date, with vesting to occur in three equal installments on each of the first three anniversaries of the grant date, subject to Executive’s continued employment through each applicable vesting date, (ii) a performance-based restricted share award granted effective on the commencement of employment, with the number of shares to be determined by dividing $375,000 by the average closing share price of the Company’s common stock as reported on the NASDAQ for the 30 days immediately prior to the Execution Date, with vesting to be subject to the satisfaction of pre-established performance criteria, and (iii) a time-based stock option award granted effective on the commencement of employment, with a grant date fair value of $500,000 and an exercise price equal to $8.00, with vesting to occur in three equal installments on each of the first through third anniversaries of the grant date, subject to Executive’s continued employment through each applicable vesting date (each of (i), (ii) and (iii), the “Initial Equity”). The Initial Equity shall (i) be issued under the Company’s current Incentive Compensation Plan (the “Current Plan”) and (ii) be subject to the Company’s standard form of time-based and performance-based restricted share and option award agreements.
(b) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $750,000 per year, payable in accordance with the normal payroll practices of the Company (but not less frequently than monthly), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed by the Board not less often than annually and shall be subject to increase, but not decrease, based on such annual review. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(c) Annual Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in an annual cash bonus program maintained for senior executive officers of the Company (the “Annual Incentive Program” or the “Plan”), with a target and maximum annual bonus equal to 100% of Base Salary (the “Target Bonus”); provided, however, that any bonus related to fiscal year 2019 shall be prorated for the period between the Effective Date and December 26, 2019. The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee pursuant to the Plan, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Subject to Section 4(b), Executive must be employed by the Company on the day that the bonus is scheduled to be paid in order to earn and receive the bonus. Each bonus paid under the Annual Incentive Program shall be paid no later than March 15th of the calendar year following the bonus fiscal year.
(d) Long-Term Incentive Grants. The Company shall provide to Executive, on an annual basis during the Employment Period, the opportunity to receive a long-term incentive award with grant date fair market value of at least $1,000,0000 per annum, in such amount and pursuant to such terms as may be determined in the sole discretion of the Board, provided that a minimum of 50% of such amount shall be granted in the form of restricted share awards or restricted share unit awards and no more than 50% of such amount shall be granted in the form of stock options and any such stock options will be granted with an exercise price that is not greater than 120% of the Fair Market Value as defined in the Current Plan, or any successor thereto, of a share of the Company’s common stock on the date of grant.
(e) Other Benefits.
(i) Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(ii) Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executive officers of the Company in accordance with the terms of the plans, as may be amended from time to time. For the period commencing on the Effective Date until such time as Executive becomes eligible to participate in the Company’s applicable welfare benefit programs, the Company shall reimburse Executive for the monthly cost of Executive’s (and his spouse and eligible dependents) medical, dental and vision benefit coverage under COBRA provided by Executive’s prior employer, plus an additional amount, payable at least monthly, to make Executive whole with respect to any tax liabilities related to such COBRA reimbursement payments.
(iii) Business Expenses. Subject to Section 15, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.
(iv) Other Expenses. Subject to Section 15, Executive shall be reimbursed for (i) reasonable, documented temporary living and moving expenses, and automobile expenses incurred during the Employment Period as follows: (1) up to $25,000 for calendar year 2019, (2) up to $50,000 for calendar year 2020, (3) up to $50,000 for calendar year 2021, and (4) up to $25,000 for calendar year 2022, provided that the gross amounts paid to Executive shall be in such an amount that, after taxation, the payments equal the amounts set forth in this section.
(v) Advisor Fees. Subject to Section 15, Executive shall be reimbursed for all documented attorneys’ and tax advisors’ fees associated with the Executive’s review and negotiation of the terms of this Agreement and the Initial Equity documents, in an amount not to exceed $25,000 in the aggregate.
(vi) Other Benefits. Executive shall receive such other benefits as are then customarily provided generally to the other senior officers of the Company and of its subsidiaries, as determined from time to time by the Board, including, without limitation, 4 weeks paid vacation in accordance with, and subject to increase under, the Company’s practices as in effect from time to time.
4. Termination of Employment.
(a) The Executive’s employment and this Agreement may be terminated as set forth in this Section 4. Any reference to the date of the Executive’s Disability or death, as applicable, or the date of delivery of a notice of termination or resignation by either the Company or the Executive in this Section 4, shall constitute the “Date of Termination” unless otherwise set forth herein. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from the Board if a member at such time and all other positions with the Employer or any of its Affiliates (defined below) held by Executive as of the date immediately preceding his termination of employment.

(b) If Executive’s employment ends for any reason, except as otherwise contemplated in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or other benefits, other than (i) the earned but unpaid portion of Executive’s Base Salary through the date of termination or resignation, (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation, which shall be paid in accordance with the terms of such award, (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Base Salary rate, (iv) any unpaid expense or other reimbursements due to Executive, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, provided that Executive shall not be entitled to any payment or benefit under any Company severance plan, or any replacement or successor plan (subsections 4(b)(i)-(v), the “Accrued Benefits”). The Accrued Benefits shall be paid as soon as administratively practicable following the Date of Termination, in accordance with Employer’s policy and applicable law, subject to all required payroll deductions and withholdings.
(c) Termination by Death. In the event that Executive’s employment is terminated by death, then in addition to the Accrued Benefits and subject to Section 15:
(i) Executive’s beneficiaries shall be entitled to: (x) Executive’s Base Salary, at the rate in effect on the date of Executive’s death, through the end of the month in which his death occurs (excluding any amounts payable as part of the Accrued Benefits), payable within thirty (30) days after the date of Executive’s death, and (y) other benefits (other than the payment of severance) to which Executive would be entitled, that are made available to employees of the Company in general upon termination of employment under similar circumstances in accordance with applicable plans and programs of the Company; and
(ii) if Executive’s spouse and eligible dependents, as applicable, were covered under the Employer’s medical plan or plans immediately prior to the termination of Executive’s employment, and timely elect continued coverage under such medical plan or plans pursuant to COBRA, Employer will pay Executive’s spouse monthly an amount equal to 100% of the monthly premium paid by the Executive for COBRA coverage for Executive’s spouse and dependents under the Company’s group health and dental plans until the first anniversary of the date of Executive’s death.
Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or of a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed to refer to his beneficiary, and if Executive shall not have designated a beneficiary, his estate or legal representative (as the case may be).
(d) Termination due to Disability. In the event that Executive’s employment is terminated by the Employer or Executive due to Executive’s Disability, such termination to be effective 30 days after delivery of written notice thereof, then in addition to the Accrued Benefits and subject to Section 15 and Executive’s continuing compliance with Section 6 of this Agreement:
(i) if, and only if, Executive is not eligible to receive benefits following the Date of Termination under the Company’s long-term disability plan and any supplement thereto the Company shall pay Executive an amount equal to 50% of Base Salary, payable in a lump sum on the first payroll date that occurs after the 55th day following the effective date of his termination; and
(ii) Until the Executive receives equivalent coverage in benefits, for a period up to twelve months, the Company (or its successor-in-interest) shall pay Executive monthly an amount equal to 100% of the monthly premium paid by the Executive for COBRA coverage elected by Executive (as may be applicable to Executive, Executive’s spouse and dependents) under the Company’s group health and dental plans.
(e) Termination by the Company for Cause. In the event that Executive’s employment is terminated by the Employer for Cause, Executive will be entitled to the Accrued Benefits.
(f) Involuntary Termination. If Executive’s employment hereunder shall be terminated in a manner constituting an Involuntary Termination, then in addition to the Accrued Benefits and subject to Section 15 and Executive’s continuing compliance with Section 6 of this Agreement:
(i) the Company shall pay Executive the Severance Amount (defined below); and

(ii) Until the Executive receives equivalent coverage in benefits, for a period up to twelve (12) months, the Company (or its successor-in-interest) shall pay Executive monthly an amount such that, after taxation, the payment is sufficient to cover COBRA premiums for COBRA coverage elected by Executive (as may be applicable to Executive, Executive’s spouse and dependents) under the Company’s group health and dental plans.

(g) Voluntary Resignation by Executive. Executive may voluntarily terminate his employment with the Company at any time with or without notice and with or without reason. Such voluntary termination by Executive shall include, without limitation, Executive’s decision not to renew this Agreement upon expiration of the Employment Period if the Company offers to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to one year. In the event Executive voluntarily terminates his employment, Executive’s salary shall cease on the termination date and Executive will not be entitled to severance pay, pay in lieu of notice, or any other compensation other than payment of the Accrued Benefits.
(h)    No Excise Tax Gross-Up; Possible Reduction in Payments. Executive is not entitled to any gross-up or other payment for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Code. In the event that any amounts payable pursuant to this Agreement or other payments or benefits otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 4 shall occur in the following order: (1) reduction of amounts payable under Section 4(b) or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.
(i) No Mitigation; No Offset. In the event of any termination of employment under this Section 4, Executive shall be under no obligation to seek other employment, and except as provided in Section 4(d)(ii) or Section 4(f)(ii), he shall have no obligation to offset or repay any payments he receives under this Agreement by any payments he receives from a subsequent employer; provided, however, that (without limiting any rights of the Company for any breach of this Agreement under law, equity or otherwise), if Executive violates any provision of Section 6, any obligation of Employer to make payments to Executive under Section 4 of this Agreement (other than the Accrued Benefits) shall immediately cease.
(j) Release. Executive’s execution of a complete and general release of any and all of his potential claims (other than for benefits and payments described in this Agreement or any other vested benefits from the Employer and/or their Affiliates) against the Employer, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Employer or its affiliates and/or successors, in a form provided by Employer (which form shall be generally consistent with the form of severance agreement and general release then used by Employer for senior executives), and any legally required revocation period applicable to such release having expired without Executive revoking such release, is an express condition of Executive’s right to receive termination payments, severance, vesting, and other benefits pursuant to Section 4 of this Agreement. Executive shall be required to execute within 45 days after Executive’s termination of employment a general waiver and release agreement which documents the release required under this Section 4(j).
5. Definitions.
(a) “ Cause ” shall mean the occurrence of any one of the following, as determined by an express resolution of the independent members of the Board:
(i) gross negligence or willful misconduct in the performance of the material duties and services required for Executive’s position with the Company, which neglect or misconduct, if remediable, remains unremedied for thirty (30) days following written notice of such by the Company to Executive;

(ii) Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony;
(iii) Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of the Company or any of its affiliates; or
(iv) Executive’s willful and material violation of the written policies of the Company or any of its affiliates as in effect from time to time, Executive’s willful breach of a material obligation of Executive to the Company pursuant to Executive’s duties and obligations under the Company’s Bylaws, or Executive’s willful and material breach of a material obligation of Executive to the Company or any of its affiliates pursuant to this Agreement or any written award or other written agreement between Executive and the Company or any of its affiliates.
With respect to Section 5(a)(iv), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer; and provided further that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given written notice thereof to the Executive, and the Executive has failed to remedy such act or omission for thirty (30) days following written notice. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this Agreement and Executive’s employment, rather than the financial status of the Company as a whole.
(b) “Change in Control” shall be deemed to have occurred upon the occurrence of:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) or (B) of paragraph (iv) below, or (E) any acquisition by a Founding Member (as defined in the National CineMedia, LLC Third Amended and Restated Limited Liability Operating Agreement, dated as of February 13, 2007); or
(ii) The acquisition by any Person, other than a Founding Member, of the right to (A) elect or (B) nominate for election or (C) designate for nomination pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members, a majority of the members of the Company’s Board;
(iii) The acquisition by any Person, other than the Company or a Founding Member, of beneficial ownership of more than 50% of the Units of NCM LLC; or
(iv) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or was designated pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members shall be considered as though such individual were a member of the Incumbent Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) the Founding Members beneficially own, more than 50% of, respectively, the outstanding shares of common stock or voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or
(v) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(vi) Approval by the members of NCM LLC of a complete liquidation or dissolution of NCM LLC.

(c) “Covered Period” shall mean the period beginning on the date of a Change in Control and ending twelve (12) months after the Change in Control.
(d) “Disability” shall mean the illness or other mental or physical disability of Executive, resulting in his failure to perform substantially his duties under this Agreement for a period of six or more consecutive months.
(e) “Good Reason” shall mean the Executive’s voluntary resignation of employment for one or more of the following reasons occurring without Executive’s consent:
(i) a material adverse change in the nature, scope or status of the Executive’s position, authorities or duties (specifically including, but not limited to, not being the Chief Executive Officer of the Company;

(ii) a material reduction in the Executive’s annual salary or Target Bonus;
(iii) relocation of the Executive’s primary place of employment of more than thirty-five (35) miles from the Executive’s primary place of employment immediately following the Effective Date;
(iv) failure by an acquirer to assume this Agreement at the time of the Change of Control; or
(v) a material breach by the Company, or its successor, of this Agreement.
Notwithstanding the foregoing, prior to the Executive’s voluntary resignation for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clause (i) - (v) above within 30 days of such initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, no benefits shall be due under Section 4 of this Agreement with respect to such occurrence. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason and it is determined such Good Reason does exist, the Executive shall be entitled to benefits under Section 4 of this Agreement upon such Termination; provided such Termination occurs within one hundred eighty (180) days of such initial existence of the applicable condition, but not later than the end of the Employment Period.
(f) “Involuntary Termination” shall mean a termination during the Employment Period either:
(i) By the Company, its Affiliates or successors, other than a termination for Cause;
(ii) By Executive for Good Reason; or
(iii) By reason of the Company’s refusal to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to one year at the end of the Employment Period.

(g) “Severance Amount” shall mean:
(i) for an Involuntary Termination occurring during the Employment Period and not during a Covered Period, an amount equal to 100% of Base Salary, plus 100% of Target Bonus (which amount shall be 150% of Base Salary, plus 150% of Target Bonus if such Involuntary Termination is on or within 12 months of the Effective Date), payable in equal installments within a 12-month period starting on the date of Involuntary Termination, commencing on the first payroll date that occurs after the 55th day following the date of the Involuntary Termination; or
(ii) for an Involuntary Termination occurring during a Covered Period, an amount equal to 200% of Base Salary, plus 200% of Target Bonus, payable in equal installments within a 12-month period starting on the date of Involuntary Termination, commencing on the first payroll date that occurs after the 55th day following the date of the Involuntary Termination, provided, however, that if the Covered Period is as a result of a Change in Control that is also a “Change in Control Event” as defined in Section 409A of the Code and the regulations thereunder, payment shall be made in a lump sum on the first payroll date that occurs after the 55th day following the date of the Involuntary Termination.
6. Restrictive Covenants. Executive acknowledges that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 6(a) below) to which Executive has been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. Executive also acknowledges that the Company’s relationships with its business partners hereinafter “Business Partners” which means NCM LLC, AMC, Cinemark and Regal and all their respective Affiliates together with any chain, circuit or group (of any nature of description) of movie theaters or like venues which now or hereafter enter into business relations with the Company), are extremely valuable and that, by virtue of Executive’s employment with the Company, he may have contact with such Business Partners on behalf of and for the benefit of the Company. As a result, Executive’s engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given Executive’s knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 6. Therefore, Executive acknowledges and agrees that in consideration of all of the above and in exchange for access to the Company’s Proprietary or Confidential Information Executive will be bound by, and comply in all respects with, the provisions of this Section 6. For purposes of this Section 6, any references to the time period of Executive’s employment with the Company shall date back to Executive’s original hire date with the Company.
(a) Confidentiality. Executive shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its affiliates (which shall mean any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and/or any entity in which the Company has a significant equity interest, in either case as determined by the Board, hereinafter “Affiliates”) (including without limitation AMC, Cinemark, Regal and NCM, LLC), except that Executive may disclose such information as required by law, court order, regulation, or similar order provided Executive shall first have notified the Company of the pendency of such proceeding and afforded the Company an opportunity to intervene and defend against disclosure. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the Company’s industry, that was learned, discovered, developed, conceived, originated, or prepared during Executive’s employment with the Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by Executive.

The relationship between Executive and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in Executive, and one in which Executive has and shall have a fiduciary relationship to the Company and its Affiliates. As a result, the Company and its Affiliates shall, in the course of Executive’s duties to the Company, entrust Executive with, and disclose to Executive, Proprietary or Confidential Information. Executive recognizes that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates. Executive acknowledges the confidentiality of Proprietary or Confidential Information and further acknowledges that Executive could not competently perform Executive’s duties and responsibilities in Executive’s position with the Company and/or its Affiliates without access to such information. Executive acknowledges that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm. Executive further acknowledges that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, Executive has agreed to the post-employment restrictions set forth in this Section 6. Nothing in this Section 6(a) is intended, or shall be construed, (i) to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information or (ii) to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.
(b) Non-Solicitation of Employees. During Executive’s employment and for the one-year period following termination of Executive’s employment for any reason (the “Coverage Period”), Executive hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on his own behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.
(c) Non-Competition.
(i) In return for, among other things, all of the above and the Company’s promise to provide the Proprietary or Confidential Information described herein, Executive agrees that during Executive’s employment and the Coverage Period, Executive shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor that (1) is the same or similar to the services Executive provided to the Company or (2) creates the reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information. “Competitor” includes any business that operates or does business similar in nature to that of the Company during the Employment Period in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has or maintains any place of business, venue, facility, or otherwise conducts business, as of the date of Executive’s termination of employment with the Company. Executive further acknowledges and agrees that the restrictions imposed in this subparagraph (i) will not prevent Executive from earning a livelihood and that they are reasonable.
(ii) Notwithstanding the foregoing, should Executive consider working for or with any actually, arguably, or potentially competing business following the termination of Executive’s employment with the Company or any of its Affiliates and during the Coverage Period, then Executive agrees to provide the Company with two (2) weeks advance written notice of Executive’s intent to do so, and also to provide the Company with accurate information concerning the nature of Executive’s anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 6. After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, to waive, modify, or condition its rights under this Section 6. In particular, the Company may agree to modify Section 6(c)(i) if the Company concludes that the work Executive will be performing for a Competitor is different from the work Executive was performing during Executive’s employment with the Company or any of its Affiliates and/or (2) there is no reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information.
(d) Non-Solicitation of Business Partners. Executive acknowledges that, by virtue of his employment by the Company or its Affiliates, Executive has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other Proprietary or Confidential Information, and that Executive would inevitably have to draw on such information if he were to solicit or service the Company’s Business Partners on behalf of a Competitor. Accordingly, during the Employment Period and the Coverage Period, Executive agrees not to, directly or indirectly, solicit the business of or perform any services of the type he performed or sell any products of the type he sold during his employment with the Company for or to actual or prospective Business Partners of the Company (i) as to which Executive performed services, sold products or as to which employees or persons under Executive’s supervision or authority performed such services, or had direct contact, or (ii) as to which Executive had accessed Proprietary or Confidential Information during the course of Executive’s employment by the Company, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner. Executive further agrees that during the Employment Period and the Coverage Period, Executive will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.
(e) Non-Interference. During Executive’s Employment Period and the Coverage Period, Executive agrees that Executive shall not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will Executive take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.
(f) Non-Disparagement. The Executive agrees during and following the Employment Period, and the Company agrees, during and following the Employment Period to direct its executive officers and members of the Board, not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the other Party or its Affiliates, as may be applicable, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business, management, or operations of the Company or its Affiliates, as may be applicable, or otherwise, or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the other Party or its subsidiaries or affiliates, as may be applicable. Nothing herein, however, will be deemed to preclude either Party from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities or to prevent either Party from making any disclosure required by the Exchange Act or other applicable law (including without limitation Company disclosure deemed advisable under the federal securities laws or the rules of any stock exchange).
(g) Breach. Executive acknowledges that the restrictions contained in this Agreement are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by Executive, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 6. Accordingly, if the Company or any of its subsidiaries or Affiliates institutes any action or proceeding to enforce their rights under this Section 6, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, Executive shall not claim that any such remedy at law exists, and Executive consents to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Agreement, and expressly waives any security that might otherwise be required in connection with such relief. Executive also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert. In the event Executive violates any provision of this Section 6, and the Company is the completely prevailing party in such action, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees, and the time periods set forth above shall be extended for the period of time Executive remains in violation of the provisions. Conversely, in the event that Executive is the completely prevailing party in any action brought by the Company with respect to this Section 6, then Executive shall be entitled to recover all costs and expenses of defense, including reasonable attorneys’ fees and shall thereafter be relieved of all restrictions contained in this Section 6. The Parties further agree that, in the event that any provision of Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The length of time for which the covenants in Section 6 shall be in force shall be extended by an amount of time equal to the period of time during which a violation of such covenant is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant). If, notwithstanding such provision, a court in any judicial proceeding refuses to enforce any of the separate covenants included herein, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
(h)    Notice. U.S. federal law (18 U.S.C. § 1833(b)) states that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. That law further states that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (Y) files any document containing the trade secret under seal; and (Z) does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall be construed to, conflict with 18 U.S.C. § 1833(b). Executive understands that nothing in this Agreement or any other agreement that Executive may have with the Company or any of its Subsidiaries restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and the Executive does not need the Company’s prior authorization to engage in such conduct.
7. Survival. Sections 6, 7, 9, 10 and 18, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
8. Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by UPS, Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):
If to the Company:
Senior Vice President, General Counsel and Secretary
National CineMedia, Inc.
6300 S. Syracuse Way
Suite 300
Centennial, Colorado 80111

If to Executive:

To the most recent address on file with the Company

9. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related in any manner to the subject matter hereof.
10. No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Employer, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Employer or induce the Employer to use any confidential or proprietary information or material belonging to any previous employer or others.
11. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder, and for the avoidance of doubt, no such assignment shall be treated as a termination of Executive’s employment with the assignor for purposes of this Agreement.
12. Governing Law; Alternative Dispute Resolution. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Colorado. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or Executive’s employment, other than with respect to disputes arising out of Section 6 herein, shall be submitted to arbitration in accordance with and under the auspices and the Employment Arbitration Rules of JAMS, (Denver Colorado office) or its successor. The arbitration shall take place in Denver, Colorado, unless the parties mutually agree to conduct he arbitration in a different location. The arbitrator shall be selected by the mutual agreement of the Parties. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator shall apply the applicable statute of limitations to any claim. The arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator shall be permitted to award those remedies that are available under applicable law. The arbitrator’s decision regarding the claims shall be final and binding upon the Parties. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof.

13. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
14. Withholding. All payments and benefits under this Agreement are subject to being reported as taxable income, if so required, and the withholding of all applicable taxes.
15. Code Section 409A. This Agreement is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). For purposes of Section 409A of the Code, Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code; provided, however, that a “separation from service” means a separation from service with the Company and all other persons or entities with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, applying the 80% threshold used in such Code sections and the Treasury Regulations thereunder, all within the meaning of Section 409A of the Code. Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that constitutes deferred compensation under Section 409A of the Code and is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In no event will Employer be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code

16. Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

17. Company Policies. Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.
18. Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted by applicable law consistent with the Certificate of Incorporation and By-Laws of the Company as in effect on the effective date of this Agreement, or as the Certificate of Incorporation and By-Laws may be amended from time to time to provide greater indemnification, with respect to any acts or non-acts he may have committed while he was an officer, director and/or employee (i) of the Company or any subsidiary thereof, or (ii) of any other entity if his service with such entity was at the request of the Company.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Execution Date.

NATIONAL CINEMEDIA, INC.

By:	/s/ Clifford Marks
Name:	Clifford Marks
Title:	Interim Chief Executive Officer and President

THOMAS F. LESINKSI

/s/ Thomas F. Lesinski